Exhibit 1.3

AMENDMENT NO. 1 TO THE OPEN MARKET SALE AGREEMENTSM

August 4, 2022

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the Open Market Sale AgreementSM (this “Amendment”) is entered into as of the date first written above by Deciphera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jefferies LLC (“Agent”), that are parties to that certain Open Market Sale AgreementSM, dated August 4, 2020 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1. The preamble to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Deciphera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), the Company’s common stock, par value $0.01 per share (the “Common Shares”), having an aggregate offering price of up to $200,000,000 in addition to any Common Shares sold pursuant to this Agreement prior to August 4, 2022 on the terms set forth in this agreement (this “Agreement”).

2. Section 2(c) to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Issuer Status. The Company is not an “ineligible issuer” in connection with the offering of the Shares pursuant to Rules 164, 405 and 433 under the Securities Act. Any Free Writing Prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act. Each Free Writing Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of Rule 433 under the Securities Act including timely filing with the Commission or retention where required and legending, and each such Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the issuance and sale of the Shares did not, does not and will not include any information that conflicted, conflicts with or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein. Except for the Free Writing Prospectuses, if any, and electronic road shows, if any, furnished to the Agent before first use, the Company has not prepared, used or referred to, and will not, without the Agent’s prior consent, prepare, use or refer to, any Free Writing Prospectus.”

3. Section 2(k) to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(k) [Reserved.]”

4. Section 2(l) to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(l) [Reserved.]”

5. Section 2(m) to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(m) [Reserved.]”

6. The last two sentences of Section 2(n) to the Original Agreement are hereby deleted in their entirety and replaced with the following:

“The Company does not have any significant subsidiary as defined in Rule 1-20(w) of Regulation S-X other than the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.”

7. Section 2(bbb) to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(bbb) [Reserved.]”

8. References to Deciphera Pharmaceuticals, LLC, or “the LLC” in Sections 2(p), 2(ee) and 2(ii) of the Original Agreement are hereby deleted in their entirety.

9. Schedule 1 of the Original Agreement is hereby deleted in its entirety.

10. Section 2(kk) to the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(kk) Insurance. Deciphera Pharmaceuticals, LLC (the “LLC”) has insurance covering its properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are generally maintained by similarly situated companies and which the Company believes are reasonably adequate to protect the LLC and its business; and the LLC has not (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) knowledge of any events that have occurred, or circumstances that exist, with respect to the LLC that would cause it to be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.”

11. The Company represents and warrants to, and agrees with the Agent that: (a) this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and (b) that on the date hereof, the Company will file a registration statement on Form S-3 and that delivery of a Placement Notice after the effectiveness of such registration statement constitutes a Triggering Event Date.

12. This Amendment together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agent. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

13. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The provisions of this paragraph shall survive any termination of this Amendment.

14. This Amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any signature to this Amendment may be delivered by facsimile transmission, electronic mail delivery (including portable document format (PDF) file) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

JEFFERIES LLC

By:	/s/ Michael Magarro
Name:	Michael Magarro
Title:	Managing Director

ACCEPTED as of the date first-above written:

DECIPHERA PHARMACEUTICALS, INC.

By:	/s/ Steven L. Hoerter
Name:	Steven L. Hoerter
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Sale Agreement]